Exhibit 99.h.4

February 28, 2019

State Street Bank and Trust Company

Channel Center

One Iron Street

Boston, MA 02210

Attention:  Geoff Emery, Vice President

Re:  Administration Agreement — Aberdeen Investment Funds

Ladies and Gentlemen:

Reference is made to the Administration Agreement between State Street Bank and Trust Company (the “Administrator”), and each Aberdeen management investment company identified on Schedule A thereto dated as of October 1, 2011, as amended and supplemented (the “Agreement”).  Pursuant to the Agreement, this letter is to provide notice that the Board of Trustees of the Aberdeen Investment Funds has approved a change in the name of the Aberdeen Select International Equity Fund II to the Aberdeen Global Equity Impact Fund, effective February 28, 2019. Please find attached hereto an updated Schedule A to the Agreement effective February 28, 2019.

Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to Aberdeen Standard Investments Inc. and retaining one for your records.

Sincerely,

ABERDEEN STANDARD INVESTMENTS INC.

By:
	Name:	Lucia Sitar
	Title:	Managing U.S. Counsel

Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Funds and Classes of Shares

Fund	Classes of Shares
Aberdeen Investment Funds (formerly Artio Global Investment Funds)	Class A and Institutional Class
Aberdeen Select International Equity Fund
Aberdeen Global Equity Impact Fund (formerly Aberdeen Select International Equity Fund II)
Aberdeen Total Return Bond Fund
Aberdeen Global High Income Fund